Exhibit 23.2
CONSENT OF WIPFLI LLP, INDEPENDENT AUDITORS

Citizens Community Bancorp, Inc.
Eau Claire, Wisconsin

We consent to the incorporation by reference of our report dated December 21, 2009, with respect to the consolidated balance sheet of Citizens Community Bancorp, Inc. and Subsidiary as of September 30, 2009, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years ended September 30, 2009, and 2008, included in this annual report on Form 10-K, in the Registration Statement on Form S-8 pertaining to the Citizens Community Bancorp 2004 Recognition and Retention Plan (File No. 333-128252) and in the Registration Statement Form S-8 pertaining to the Citizens Community Bancorp 2004 Stock Option and Incentive Plan (File No. 333-127996).

/s/ Wipfli LLP

Eau Claire, Wisconsin
December 20, 2010